Exhibit 23

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the
Registration Statements on:

Form S-3
(No. 333-169900)
(No. 333-155535)

Form S-8
(No. 333-175681)
(No. 333-158325)
(No. 333-150208)
(No. 333-145108)
(No. 333-142109)
(No. 333-125827)
(No. 333-112967)
(No. 333-64476)
(No. 333-47350)
(No. 333-31666)
(No. 333-31634)
(No. 333-73119)

of JPMorgan Chase & Co. and its affiliates (“the Firm”) of our report dated February 28, 2011, except with respect to our opinion on the consolidated financial statements insofar as it relates to the change in the composition of business segments discussed in Note 34, as to which the date is November 4, 2011, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP
New York, New York
November 4, 2011